UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report: (Date of earliest event reported): April 22, 2013
Nexstar Broadcasting Group, Inc. (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
Delaware (State or other jurisdiction of incorporation)	000-50478 (Commission File Number)	23-3083125 (IRS Employer Identification No.)
5215 N. O’Connor Blvd., Suite 1400 Irving, Texas 75039 (Address of Principal Executive Offices, including Zip Code)
(972) 373-8800 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2013, the Board of Directors (the “Board”) of Nexstar Broadcasting Group, Inc.  (the “Company”) approved and adopted an amendment to the 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) that increases the limit to the number of options and stock appreciation rights, or SARs, that may be granted to a single individual in a calendar year from 150,000 options/SARs to 500,000 options/SARs. The amendment is effective as of September 10, 2012. In addition, the Board ratified and confirmed the 274,000 stock options that were previously granted by the compensation committee of the Board to Perry A. Sook, the Company’s CEO, which exceeded the limit under the 2006 Plan prior to the amendment.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On April 22, 2013, the holders of a majority of the voting rights of Class A and Class B common stock of the Company approved and adopted by written consent the amendment to the Company’s 2006 Plan as well as ratified and confirmed by written consent the 274,000 stock options that were previously granted by the compensation committee of the Board to our CEO, which exceeded the limit under the 2006 Plan prior to the amendment. Stockholders beneficially owning an aggregate of 3,865,384 Class B shares, or 56.8% of the voting power of the issued outstanding Class A and Class B common stock of the Company, approved and adopted the matters.

Item 8.01.  Other Events.

On April 26, 2013, the Company issued a press release, a copy of which is attached hereto as Exhibit No. 99.1 and incorporated by reference herein, announcing that its board of directors has declared a quarterly dividend of $0.12 per share of its Class A and Class B common stock.  The dividend is payable on May 31, 2013 to shareholders of record on May 17, 2013.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Nexstar Broadcasting Group, Inc. dated April 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXSTAR BROADCASTING GROUP, INC.

Date:	April 26, 2013
By:	/s/ Thomas E. Carter
Name:	Thomas E. Carter
Title:	Chief Financial Officer (Principal Financial Officer)

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Nexstar Broadcasting Group, Inc. dated April 26, 2013